FOR IMMEDIATE RELEASE	Contact:	Rachel Bitner
	Phone:	717-733-4181

ENB Financial Corp Reports Second Quarter 2024 Results

(July 17, 2024) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the second quarter of 2024 of $4,314,000, a $2,517,000, or 140.1% increase, over the $1,797,000 earned during the second quarter of 2023. Net income for the six months ended June 30, 2024, was $8,255,000, a $4,017,000, or 94.8% increase, over the $4,238,000 earned for the six months ended June 30, 2023. Basic and diluted earnings per share for the second quarter of 2024 and 2023 were $0.76 and $0.32, respectively and year-to-date earnings per share were $1.46 in 2024 compared to $0.75 in 2023.

The Corporation’s earnings were positively impacted by several factors through the second quarter of 2024 including a release of provision for credit losses and increased operating income as detailed in the paragraphs that follow. These positive trends were partially offset by higher operating costs.

The Corporation’s net interest income (NII) increased by $337,000, or 2.5%, for the three months ended June 30, 2024, and decreased by $95,000, or 0.3% for the six months ended June 30, 2024, compared to the same periods in 2023. Interest income on loans increased by $2,989,000, or 20.0%, and $6,607,000, or 23.1%, for the three and six months ended June 30, 2024, while interest income on securities increased by $8,000, or 0.2%, and decreased by $217,000, or 2.9%, for the same time periods. Interest expense on deposits and borrowings increased by $3,111,000, or 58.4%, and $7,297,000 or 78.2%, for the three and six months ended June 30, 2024, compared to the same periods in the prior year due to the continued high interest rate environment putting pressure on deposit rates in order to maintain balances and remain competitive.

The Corporation recorded a release of provision for credit losses of $207,000 in the second quarter of 2024, compared to a provision expense of $815,000 for the second quarter of 2023. For the year-to-date period, the release of provision expense was $851,000, compared to provision expense of $2,072,000 recorded for the six months ended June 30, 2023. During the first half of 2024, there was less economic impact in the forward credit outlook due to improving economic indicators. The allowance as a percentage of total loans was 1.04% as of June 30, 2024, and 1.30% as of June 30, 2023.

Other income increased by $1,979,000, or 81.7%, and $3,671,000, or 72.3%, for the three and six months ended June 30, 2024, compared to the same periods in the prior year. Trust and investment services income increased $53,000, or 7.9% and $351,000, or 24.1%, for the three and six months ended June 30, 2024. Service fees increased $316,000, or 28.2%, and $777,000, or 38.4%, for the three and six months ended June 30, 2024, compared to the same periods in 2023 primarily related to higher fees earned on an off-balance sheet deposit sweep account. Commissions increased by $88,000, or 9.6%, and $210,000, or 11.6%, for the three and six months primarily related to higher interchange fees on debit card transactions. The company recorded $30,000 in security gains in the second quarter of 2024, compared to losses of $1,060,000 in the second quarter of 2023. Losses on security transactions decreased by $1,438,000, or 86.3%, for the six months ended June 30, 2024, due to the sale of a larger number of investment securities at a loss during the first half of 2023 to fund higher yielding loan growth. Gains on the sale of mortgages increased by $274,000, or 134.3%, and $696,000, or 213.5%, for the three and six months ended June 30, 2024, compared to the same periods in 2023, as the stabilization of market rates has allowed the Corporation to originate and sell more 30-year mortgages on the secondary market. Earnings on bank owned life insurance increased by $170,000, or 71.7%, and $237,000, or 51.2%, for the three and six months ended June 30, 2024, compared to the same periods in 2023 as a result of a death benefit recognized during the second quarter of 2024.

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ENB FINANCIAL CORP

Total operating expenses increased by $166,000, or 1.3%, and $1,396,000 or 5.5%, for the three and six months ended June 30, 2024, compared to the same periods in 2023. Salary and benefit expenses, which make up the largest portion of operating expenses, increased by $438,000, or 5.5%, and $1,318,000 or 8.6%, for these time periods, due to the competitive labor market and the cost to hire and retain qualified talent. Other operating expenses outside of salaries and benefits did not change significantly since the prior year.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the second quarter of 2024 increased to 0.87% and 14.45%, respectively, from 0.39% and 6.85% for the second quarter of 2023. For the six months ended June 30, 2024, the Corporation’s annualized ROA was 0.84%, compared to 0.46% in 2023, while the ROE was 13.93%, compared to 8.27% in 2023.

As of June 30, 2024, the Corporation had total assets of $2.02 billion, up 6.4%; total loans of $1.38 billion, up 6.8%; total deposits of $1.75 billion, up 5.9%; and total stockholders’ equity of $126.0 million, up 18.5%, from balances at June 30, 2023. The Corporation’s earnings, net of dividends paid, as well as the improved valuation of the investment portfolio positively impacted the level of stockholders’ equity. The changes in unrealized gains and losses on investments impact capital on an ongoing basis and have improved since the devaluation that occurred during the dramatic increase in market interest rates during the last two years.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from thirteen full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	June 30,		%
Balance Sheet	2024	2023	Change

Securities	$447,577	$465,023	-3.8%
Total loans	1,384,076	1,296,502	6.8%
Allowance for credit losses	14,339	16,833	-14.8%
Total assets	2,024,558	1,903,652	6.4%
Deposits	1,754,370	1,655,951	5.9%
Total borrowings	131,970	131,193	0.6%
Stockholders' equity	125,966	106,334	18.5%

	Three Months Ended		Six Months Ended
Income Statement	June 30,		June 30,
	2024	2023	2024	2023

Net interest income	$13,994	$13,657	$27,366	$27,461
(Release)/provision for credit losses	(207)	815	(851)	2,072
Noninterest income	4,401	2,422	8,747	5,076
Noninterest expense	13,368	13,202	26,962	25,566
Income before taxes	5,234	2,062	10,002	4,899
Provision for income taxes	920	265	1,747	661
Net Income	4,314	1,797	8,255	4,238

Per Share Data
Earnings per share	0.76	0.32	1.46	0.75
Dividends per share	0.17	0.17	0.34	0.34

Earnings Ratios
Return on average assets (ROA)	0.87%	0.39%	0.84%	0.46%
Return on average stockholders equity (ROE)	14.45%	6.85%	13.93%	8.27%
Net Interest margin	2.91%	3.01%	2.86%	3.04%
Efficiency ratio	72.3%	76.3%	73.7%	68.8%

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